Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Retirement Savings Plan and Trust of Atmos Energy Corporation of our reports dated November 18, 2008, with respect to the consolidated financial statements and schedule of Atmos Energy Corporation and the effectiveness of internal control over financial reporting of Atmos Energy Corporation, included in its Annual Report (Form 10-K) for the year ended September 30, 2008, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP
Ernst & Young LLP

Dallas, Texas
November 19, 2008